Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations Tel: 213-486-6546 Email: investor_relations@mflex.com

MFLEX REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL 2010

Significant increase in net sales expected during the fourth quarter driven by the continued ramp of new programs

Anaheim, CA, August 5, 2010 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its third quarter ended June 30, 2010. Net sales in the third quarter of fiscal 2010 were $181.0 million, an increase of 3.7 percent from net sales of $174.5 million in the same period of the prior year. The increase in net sales was due primarily to strong demand from new smartphone product introductions.

Gross margin during the third quarter of fiscal 2010 declined to 12.3 percent, compared to 14.3 percent for the same period in the prior year and 14.5 percent in the second quarter 2010, primarily due to lower yields.

Cash flow from operating activities for the third quarter of fiscal 2010 was $17.6 million. At June 30, 2010, the Company had cash, cash equivalents and short-term investments of $162.5 million, or $6.31 per diluted share.

Commenting on the third quarter results, Reza Meshgin, Chief Executive Officer of MFLEX said, “As we reported in our pre-announcement last month, the Company generated year-over-year net sales growth in the third quarter. Several new program wins continue to solidify our position as a key supplier of flex assemblies. While ambitious manufacturing and quality improvement initiatives implemented over the last year have helped to improve our operational performance in the initial ramp of new programs, during the third quarter we experienced lower yields than expected, mostly due to the complicated nature of one new program. However, lower than anticipated operating expenses in the quarter helped to partially offset the bottom line impact.”

Third quarter net income was $2.4 million, or $0.09 per diluted share. These results include approximately $4.2 million in pre-tax impairment and restructuring costs and non-cash

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income tax expenses associated with the consolidation of manufacturing operations. The charges are as follows:

•	$1.4 million charge related to the previously announced transfer of certain operations at the Company’s Anaheim, California facility to other MFLEX facilities in Asia;

•	$1.9 million charge related to the closure of the Company’s facility in Malaysia and the transfer of manufacturing activities to lower cost locations in China; and

•	$0.9 million one-time non-cash income tax expense due to the write-off of certain deferred tax assets related to the closure of the Malaysia operations.

These charges on an after-tax basis totaled $3.6 million, or $0.14 per diluted share.

In addition to the charges recorded in the third quarter of fiscal 2010, the Company expects that the above actions will also result in charges of $0.6 million and $0.4 million in the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011, respectively.

Share Repurchase Program

As announced in January 2009, the board of directors of MFLEX approved a share repurchase program for up to 2,250,000 shares in the aggregate of the Company’s common stock.

During the third quarter of fiscal 2010, the Company repurchased 322,798 shares at a weighted-average purchase price of $25.64 per share, for a total purchase price of $8.3 million.

From the inception of the share repurchase program through the end of the third quarter of fiscal 2010, the Company has repurchased a cumulative total of 885,298 shares at a weighted-average price of $18.83 per share, for a total purchase price of $16.7 million.

Outlook

For the fourth quarter of fiscal 2010, the Company expects net sales to range between $220 and $240 million, and gross margin to range between 13 and 15 percent based on the projected product mix.

Commenting on the Company’s business outlook, Mr. Meshgin said, “During the fourth quarter, we expect a sharp sequential increase in net sales due to the continued ramp of new programs. Gross margin in the fourth quarter is expected to benefit from the higher projected manufacturing volumes. This should more than offset the residual gross margin pressure from the new program ramps during the fourth quarter along with start-up costs related to MFC3, our new state-of-the art manufacturing facility in China.

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“Consistent with our goal of maximizing efficiencies and controlling costs, we expect that our decision to close our Malaysia facility will result in pre-tax cost savings of $2.6 million on an annual basis beginning in fiscal 2011. This is in addition to the expected $6.7 million in cost savings previously announced from the May 2010 Anaheim facility asset rationalization. With MFC3 scheduled to begin production in September of 2010, we believe that this facility reorganization will not impact our capacity to support future growth opportunities.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the third quarter of fiscal 2010. The dial-in number for the call in North America is 1-888-549-7750 and 1-480-629-9867 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4337189.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; full year net sales growth projections; net income; cash balances, cash flow and uses of cash; tax rates;

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operating expenses; capital expenditures; inventory levels; profitability; gross margins, including factors that could affect gross margins; yields; labor productivity and operating efficiencies; growth and diversification of the Company’s customer base; the Company’s relationship and opportunities with, and expected demand, orders from and trends with, its customers; trends regarding the use of flex in smartphones and other consumer electronic devices; demand for smartphones and other consumer electronic devices; the Company’s competitive advantages and market opportunities; the utilization of flex and flex assemblies; current and upcoming programs, product mix and the material content and ramping thereof; efficiencies and effectiveness of location strategy for the Company’s workforce and operations; the Company’s manufacturing capabilities, capacity and ability to ramp/expand production of flex and flex assemblies and capacity; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base and markets, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s efficiencies and effectiveness of location strategy for the Company’s workforce and operations, the Company’s ability to manage quality assurance and workforce issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, electricity and component shortages, the impact of competition, pricing pressures and technological advances, labor issues in the jurisdictions in which the Company operates, the usage of flex in smartphones and other consumer electronic devices and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$181,049	$174,533	$564,623	$565,259
Cost of sales	158,808	149,538	483,606	482,524

Gross profit	22,241	24,995	81,017	82,735
Operating expenses:
Research and development	4,442	1,478	10,738	3,890
Sales and marketing	5,088	5,176	17,627	16,581
General and administrative	4,834	6,053	15,610	19,371
Impairment and restructuring	3,328	—	5,265	127

Total operating expenses	17,692	12,707	49,240	39,969

Operating income	4,549	12,288	31,777	42,766
Other income (expense), net:
Interest expense	(121)	(282)	(667)	(498)
Interest income	168	114	370	751
Other income (expense), net	242	(155)	739	(1,467)

Income before income taxes	4,838	11,965	32,219	41,552
Provision for income taxes	(2,456)	(289)	(8,582)	(7,040)

Net income	$2,382	$11,676	$23,637	$34,512

Net income per share:
Basic	$0.09	$0.47	$0.93	$1.38
Diluted	$0.09	$0.46	$0.92	$1.36
Shares used in computing net income per share:
Basic	25,418	24,927	25,379	25,002
Diluted	25,763	25,392	25,795	25,370

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	September 30,
	2010	2009
Cash and cash equivalents	$150,257	$139,721
Short-term investments	12,260	11,812
Accounts receivable, net	113,988	129,270
Inventories	54,336	50,285
Other current assets	14,110	17,475

Total current assets	344,951	348,563
Property, plant and equipment	164,134	150,099
Other assets	30,105	27,268

Total assets	$539,190	$525,930

Accounts payable	$121,273	$122,524
Other current liabilities	25,589	24,003

Total current liabilities	146,862	146,527
Notes payable	—	10,852
Other long-term liabilities	11,600	9,563
Stockholders’ equity	380,728	358,988

Total liabilities and stockholders’ equity	$539,190	$525,930

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net Income	$2,382	$11,676	$23,637	$34,512

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,519	10,421	34,259	30,351
Provision for doubtful accounts	1,371	397	3,656	230
Deferred taxes	266	306	141	115
Stock-based compensation expense	1,467	719	4,294	2,592
Asset impairments	1,537	—	3,475	1,378
(Gain) loss on disposal of equipment	26	(78)	(289)	(192)
Changes in operating assets and liabilities	(17)	(1,218)	(3,699)	16,233

Net cash provided by operating activities	17,551	22,223	65,474	85,219
Cash flows from investing activities
Sales of investments	5,896	50	6,196	50
Purchases of investments	(4,996)	—	(4,996)	—
Purchases of property and equipment (1)	(8,167)	(2,988)	(39,092)	(13,847)
Proceeds from sale of equipment	1,011	249	1,453	784
Change in restricted cash, net	—	3	—	148
Acquisition of business, net of cash acquired	—	—	—	(872)

Net cash used in investing activities	(6,256)	(2,686)	(36,439)	(13,737)
Cash flows from financing activities
Proceeds from exercise of stock options	365	987	1,969	1,869
Repayment of long-term debt	—	—	(11,144)	—
Repurchase of common stock	(8,277)	—	(8,277)	(8,410)
Tax withholdings for net share settlement of equity awards	(86)	—	(1,248)	—

Net cash (used in) provided by financing activities	(7,998)	987	(18,700)	(6,541)
Effect of exchange rate changes on cash	140	4	201	(25)

Net increase in cash	3,437	20,528	10,536	64,916
Cash and cash equivalents at beginning of period	146,820	106,478	139,721	62,090

Cash and cash equivalents at end of period	$150,257	$127,006	$150,257	$127,006

(1)	Excludes $13,786 of capital expenditures accrued but not paid as of June 30, 2010.

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